File No. 70-9875

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           AMENDMENT NO. 2 TO FORM U-1

                             APPLICATION/DECLARATION

                                      UNDER

                 THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                             Energy East Corporation
                    New York State Electric & Gas Corporation
                                 P.O. Box 12904
                           Albany, New York 12212-2904

  (Names of companies filing this statement and addresses of principal executive offices)

                             Energy East Corporation

                 (Name of top registered holding company parent)

                               Kenneth M. Jasinski
             Executive Vice President, General Counsel and Secretary
                             Energy East Corporation
                                 P.O. Box 12904
                           Albany, New York 12212-2904

                   (Names and addresses of agent for service)

The Commission is requested to send copies of all orders, notices and communications to:

     Adam  Wenner                              Frank  Lee
     Donna  J.  Bobbish                        Huber  Lawrence  &  Abell
     Vinson  &  Elkins  L.L.P.                 605  Third  Avenue
     1455  Pennsylvania  Ave.,  N.W.           New  York,  New  York  10158
     Washington,  D.C.  20004                  (212)  682-6200
     (202)  639-6618

     The Form U-1 Application/Declaration in this proceeding filed originally with the Securities and Exchange Commission on March 30, 2001, and amended and restated on August 28, 2001, is hereby amended to file herewith Exhibit D-2, Order of the New York State Public Service Commission in Case No. 01-E-0011.


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ITEM  6.     EXHIBITS  AND  FINANCIAL  STATEMENTS

     The following exhibit is being filed with this Amendment No. 2:

          Exhibit D-2 Order of the New York State Public Service Commission in Case No. 01-E-0011. (Filed herewith.)


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SIGNATURE

     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned companies have duly caused this statement to be signed on their behalf by the undersigned thereunto duly authorized.

Dated:  October 29, 2001            ENERGY  EAST  CORPORATION


                                    By:    /s/ Robert  D.  Kump
                                         ------------------------------------

                                    Name:  Robert  D.  Kump
                                    Title: Vice  President  and  Treasurer


                                    NEW  YORK  STATE  ELECTRIC
                                      &  GAS  CORPORATION


                                    By:    /s/ Sherwood  J.  Rafferty
                                         ------------------------------------

                                    Name:  Sherwood  J.  Rafferty
                                    Title: Senior  Vice  President  and
                                           Chief  Financial  Officer


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